Exhibit 23b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-214425) and Form S-3 (No. 333-227662-01) of Northwest Natural Gas Company of our report dated March 1, 2019 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Portland, Oregon
March 1, 2019